EXHIBIT 99.1
REPORT FOR THE FIRST QUARTER 2011
To the Limited Partners of Cronos Global Income Fund XVI, L.P.:
The distribution to Limited Partners for May, June and July 2011 will be $126,640 per month, which is equivalent to 4.75% (annualized) of your original capital contribution. Of this, $79,983 has been generated by net cash provided by operating activities which is equivalent to 3.00% (annualized) of your original capital contribution. $46,657 has been generated from the sale of container rental equipment, which is equivalent to 1.75% (annualized) of your original capital contribution. Your distribution check is enclosed with this report, unless you have provided us with other mailing instructions. To date, approximately $10,973 per $10,000 originally invested has been returned to the Limited Partners, assuming an investment made at the inception of the Partnership in December 1995.
The utilization rate for the Partnership’s container fleet was 98% at March 31, 2011. The leasing sector as a whole continues to benefit from economic growth, which is predicted to continue at a steady pace through 2012. As a result, lease rates have remained stable as customers secure equipment to meet their demands. Direct operating expenses, particularly inventory-related expenses, have declined primarily due to the strong market and corresponding high utilization levels.
The General Partner remains focused on the Partnership’s liquidation phase as it commenced its 16th year of operations, concentrating its attention on the retirement of the remaining equipment in the Partnership’s container fleet. The Partnership disposed of 77 containers during the first quarter of 2011, and at March 31, 2011, the Partnership’s fleet consisted of approximately 47% of the original combined fleet. The General Partner will take several factors into consideration when examining options for the timing of the disposal of the remaining containers and the ultimate termination of the Partnership, including the level of net lease revenue generated by the diminishing fleet, the level of costs relative to this revenue, projected disposal proceeds on the disposition of the Partnership’s containers, overall market conditions and any foreseeable changes in other general and administrative expenses.
The following table sets forth the number of containers in the Partnership’s operating lease fleet based on container type, and is measured in twenty-foot equivalent units (TEUs), at March 31, 2011:

	Dry Cargo	Refrigerated
	Containers	Containers	Tank Containers	Total
Container on lease:
Master lease	4,018	33	13	4,064
Term lease
Short term[1]	636	3	17	656
Long term[2]	757	12	8	777

	1,393	15	25	1,433

Subtotal	5,411	48	38	5,497
Containers off-hire	98	2	4	104

Total container fleet	5,509	50	42	5,601

1.	Short term leases represent term leases that are either scheduled for renegotiation or that may expire on or before March 2012.

2.	Long term leases represent term leases that will expire after March 2012.
CCC is in the process of preparing and distributing a request for proposal (“RFP”) to prospective third-party container buyers. The RFP will seek to determine the interest such parties may have in purchasing the remaining containers owned by the Partnership. CCC will not make a decision relating to the final liquidation of the Partnership until any such proposals have been received and fully evaluated. If a decision is made to liquidate the Partnership, the distribution of cash from operations or sales proceeds may be suspended while the liquidation of the remaining containers in the fleet is evaluated. This is to ensure that sufficient cash reserves will be available for expenses relating to the final liquidation and subsequent dissolution of the Partnership. CCC would make one or more liquidating distributions to the Limited Partners on or before the termination of the Partnership, or reinstate the monthly cash distributions should no decision be made to liquidate the fleet in 2011.

May 31, 2011	CRONOS CAPITAL CORP.
The General Partner